Exhibit 99.1

Date:             November 2, 2004
Contact:          Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
                  (203) 425-9830
                  Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
                  (630) 845-4500



FOR IMMEDIATE RELEASE


                  FUEL-TECH N.V. REPORTS THIRD-QUARTER RESULTS


               FUEL CHEM(R) NINE-MONTH REVENUE GROWTH EXCEEDS 70 %


         STAMFORD, CONN.- NOVEMBER 2, 2004 -- Fuel-Tech N.V. (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems in utility and industrial applications, today reported results for the third quarter and nine months ended September 30, 2004.

         For the third quarter, net sales were $9.6 million versus $10.2 million in the comparable prior-year period. Net income for the quarter was $1.0 million, or $0.05 per diluted share, compared with net income of $1.3 million, or $0.06 per diluted share, in the same quarter a year ago.

         Net sales year to date were $23.1 million, down from $28.2 million in 2003. Net income year to date was $261,000, or $0.01 per diluted share, compared with net income of $1,400,000, or $0.07 per diluted share, in 2003.

         "The third-quarter results are in line with our expectations. Although down slightly from the comparable prior-year quarter, both the air pollution control and Fuel Chem businesses showed incremental improvement from the second quarter of this year," commented Steven C. Argabright, President and Chief Operating Officer. "The air pollution control business has begun to show the improvement that we had expected in the second half of the year, and we have realized approximately $15 million in project bookings since June 1. Accelerated revenues are expected in this business in 2005 and 2006. The Fuel Chem business had a record quarter, with revenues in excess of $5 million. Revenue growth year-to-date has exceeded 70% with the improvement attributable to increased penetration of the Western coal-fired utility market and, to a lesser degree, revenues associated with the business acquired September 30, 2003 from Martin Marietta Magnesia Specialties, LLC."

         Mr. Argabright continued, "We are pleased with the recent orders that have been received for our air pollution control business and we expect additional orders as we move into 2005. Our sales focus in the air pollution control business remains the creation of alliances with major utilities. Further, we continue to be excited by the prospects for continued revenue growth in the Fuel Chem business. Our sales and marketing efforts are intensely focused on penetrating the Western coal-fired marketplace, as this segment represents the largest opportunity for the fuel treatment chemical business. We are optimistic that additional orders will be received from both new and existing customers in the near future."


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CONFERENCE CALL
         As a reminder, Fuel-Tech N.V will be hosting a telephone conference call at 10:00 AM EST on Tuesday, November 2nd, 2004, to discuss third-quarter results. This conference will simultaneously be broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the home page.

ABOUT FUEL-TECH N.V.

         Fuel-Tech N.V. is a leading technology company providing proprietary advanced engineering solutions for the optimization of combustion systems for utility and industrial customers. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post-combustion NOx control systems, which are installed on over 300 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

                                 FUEL-TECH N.V.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. dollars, except share data)

                                                             September 30,        December 31,
                                                                  2004                2003
                                                            ---------------      ---------------
                                                              (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                                       $  5,281              $  7,812
Accounts receivable, net                                           7,221                 6,095
Prepaid expenses and other current assets                          1,821                 1,107
                                                                --------              --------

Total current assets                                              14,323                15,014

Equipment, net of accumulated depreciation of
  $6,847 and $6,165, respectively                                  3,077                 2,127
Goodwill                                                           2,119                 2,119
Other intangible assets, net of accumulated amortization
  of $97 and $24, respectively                                     1,201                 1,274
Other                                                                806                 1,064
                                                                --------              --------
Total assets                                                    $ 21,526              $ 21,598
                                                                ========              ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                $  2,374              $  2,244
Accrued expenses                                                   1,304                 1,744
                                                                --------              --------

Total current liabilities                                          3,678                 3,988



Other liabilities                                                    277                   299
                                                                --------              --------

Total liabilities                                                  3,955                 4,287

Stockholders' equity:
Common stock, par value $0.01 per share,
  authorized 40,000,000 shares, 19,520,812
  and 19,621,503 shares issued, respectively                         195                   196
Additional paid-in capital                                        88,586                89,698
Accumulated deficit                                              (71,769)              (72,030)
Accumulated other comprehensive income                                27                    48
Treasury stock                                                        --                (1,133)
Nil coupon perpetual loan notes                                      532                   532
                                                                --------              --------

Total stockholders' equity                                        17,571                17,311
                                                                --------              --------
Total liabilities and stockholders' equity                      $ 21,526              $ 21,598
                                                                ========              ========

                                 FUEL-TECH N.V.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
               (in thousands of U.S. dollars, except share data)

                                                         Three Months Ended                   Nine Months Ended
                                                            September 30                        September 30
                                                          2004         2003                  2004         2003
                                                        --------------------               ---------------------

Net sales                                          $      9,577    $     10,178       $     23,081    $     28,182

Costs and expenses:
Cost of sales                                             4,813           5,592             12,225          17,412
Selling, general and administrative                       3,398           2,961              9,664           8,565
Research and development                                    322             314                895             920
                                                   ------------    ------------       ------------    ------------

Operating income                                          1,044           1,311                297           1,285

Interest expense                                             --              --                 --             (25)
Other (loss) income, net                                     (6)              6                (36)            140
                                                   ------------    ------------       ------------    ------------

Income before taxes                                       1,038           1,317                261           1,400

Income taxes                                                 --              --                 --              --
                                                   ------------    ------------       ------------    ------------

Net income                                         $      1,038    $      1,317       $        261    $      1,400
                                                   ============    ============       ============    ============

Net income per common share:

     Basic                                         $        .05    $        .07       $        .01    $        .07
                                                   ============    ============       ============    ============
     Diluted                                       $        .05    $        .06       $        .01    $        .06
                                                   ============    ============       ============    ============

Average number of common shares outstanding:

     Basic                                           19,519,000      19,744,000         19,512,000      19,629,000
                                                   ============    ============       ============    ============
     Diluted                                         22,149,000      22,748,000         22,127,000      22,325,000
                                                   ============    ============       ============    ============